Exhibit 10.3

EXECUTION VERSION

CONSENT TO GUARANTY AGREEMENT

THIS CONSENT TO GUARANTY AGREEMENT (this “Consent”), is made and entered into as of November 20, 2015, by and among WILLIS GROUP HOLDINGS PUBLIC LIMITED COMPANY, a company formed under the laws of the Republic of Ireland having the company number 475616 (the “Parent”), TRINITY ACQUISITION LIMITED, a private limited company organized under the laws of England and Wales and having company number 03588435 (“Trinity”; and together with the Parent, the “Signing Guarantors”), the several banks and other financial institutions from time to time party to the Credit Agreement referred to below (collectively, the “Lenders”), and SUNTRUST BANK, in its capacity as administrative agent for the Lenders (the “Administrative Agent”).

W I T N E S S E T H:

WHEREAS, Willis Securities, Inc., a Delaware corporation (the “Broker/Dealer”), the Lenders and the Administrative Agent are parties to a certain Revolving Note and Cash Subordination Agreement, dated as of March 3, 2014, as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), pursuant to which the Lenders have made certain financial accommodations available to the Broker/Dealer;

WHEREAS, the Parent, Trinity, the other subsidiaries of the Parent identified as “Guarantors” therein and the Administrative Agent are each party to that certain Guaranty Agreement, dated as of March 3, 2014 (as amended, restated, supplemented or otherwise modified from time to time, the “Guaranty Agreement”; capitalized terms used but not otherwise defined herein shall have the meanings assigned thereto in the Guaranty Agreement), pursuant to which the Parent and Trinity have made certain covenants in favor of the Administrative Agent and each of the Guarantors have guaranteed payment of the Obligations;

WHEREAS, the Parent and its Subsidiaries intend to consummate the Gras Savoye Acquisition (as defined in the Trinity Credit Agreement) pursuant to that certain Securities Transfer Agreement, dated as of June 25, 2015 (as amended, supplemented or otherwise modified from time to time as of the date hereof, the “Transfer Agreement”), between Willis Europe BV, a subsidiary of the Parent as purchaser, and the sellers party thereto (including the transactions contemplated by the Transfer Agreement, the “GS Acquisition”);

WHEREAS, the Parent, Towers Watson & Co., a Delaware corporation (“Towers Watson”), and Citadel Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of the Parent (“Merger Sub”), have entered into that certain Agreement and Plan of Merger, dated June 29, 2015 (as amended, supplemented or otherwise modified from time to time as of the date hereof, the “Merger Agreement”), pursuant to which Towers Watson and Parent will effect a business combination through the merger of Merger Sub with and into Towers Watson, with Towers Watson being the surviving corporation (including the transactions contemplated by the Merger Agreement, the “TW Merger”);

WHEREAS, in connection with the TW Merger, Towers Watson Delaware Inc., a Delaware corporation and wholly owned subsidiary of Towers Watson (“TW Delaware”), will borrow up to $340.0 million of unsecured term loans pursuant to a credit agreement to be entered into by and among TW Delaware, as borrower, Bank of America, N.A., as agent, and the other parties thereto the terms and conditions of which shall be substantially in accordance with the term sheet attached hereto as Exhibit A (the “TW Facility”);

WHEREAS, following the TW Merger, TW Delaware will be a wholly owned subsidiary of the Parent which is not intended to become a Loan Party and the existence of the Indebtedness incurred pursuant to the TW Facility would be in contravention of certain covenants and obligations under Articles VI and VII of the Trinity Credit Agreement (including, without limitation, Section 7.01 thereof) (collectively, the “Waived Covenants”), which have been incorporated by reference in the Guaranty pursuant to Section 3.02 thereof;

WHEREAS, as a condition to obtaining a consent under the Trinity Credit Agreement, the Borrower and the Parent have agreed that in the event the TW Merger shall have been consummated, (i) the cap on Subsidiary Indebtedness set forth in Section 7.01(h) thereof shall be reduced to $100,000,000 and (ii) the Parent shall not permit TW Delaware or any of the other Subsidiaries of Towers Watson to amend the TW Facility in any manner materially adverse to the interest of the lenders under the Trinity Credit Agreement in their capacities as such without the consent of the Required Lenders (as defined in the Trinity Credit Agreement), in each case, until all of the obligations under the TW Facility have been repaid in full (collectively, the “Trinity Subject Conditions”);

WHEREAS, the Broker/Dealer has requested that for all purposes under the Guaranty Agreement the Lenders and the Administrative Agent give effect to that certain Consent and Waiver to Credit Agreement, dated as of the date hereof (the “Trinity Consent”), by and among Trinity Acquisition Limited, a private limited company organized under the laws of England and Wales and an indirect parent of the Broker/Dealer (“Trinity”), the Parent, the other guarantors party thereto, the lenders party thereto and Barclays Bank PLC, as administrative agent, pursuant to which the Administrative Agent and the Required Lenders have consented to the Transactions (as defined therein) and the waiver of the Waived Covenants, subject to compliance with the Trinity Subject Conditions in the event the TW Merger is consummated;

WHERAS, as a condition to giving effect to the Trinity Consent for all purposes under the Guaranty Agreement, the Parent has agreed that in the event the TW Merger shall have been consummated, the Parent shall not permit TW Delaware or any of the other Subsidiaries of Towers Watson to amend the TW Facility in any manner materially adverse to the interest of the Lenders under the Credit Agreement in their capacities as such without the consent of the Required Lenders (the “WSI Subject Condition”);

NOW, THEREFORE, for good and valuable consideration, the sufficiency and receipt of all of which are acknowledged, the Parent, Trinity, the Administrative Agent and the Lenders party hereto each agree as follows:

1. Consent. As of the Effective Date (as defined below), the Administrative Agent and each Lender party hereto hereby acknowledges that it has received a copy of the Trinity Consent and hereby consents for all purposes under the Guaranty Agreement to give effect thereto, so that each reference to the Trinity Credit Agreement shall be deemed to be a reference to the Trinity Credit Agreement after giving effect to the Trinity Consent, including without limitation, each reference to the Trinity Credit Agreement in Section 3.02 of the Guaranty Agreement.

2. Covenant. As of the Effective Date, each Signing Guarantor hereby covenants and agrees to be bound by each of the covenants made by it set forth in Article VI and Articled VII of the Trinity Credit Agreement (after giving effect to the Trinity Consent) and the WSI Subject Condition.

3. Conditions to Effectiveness of this Consent. Notwithstanding any other provision of this Consent and without affecting in any manner the rights of the Administrative Agent hereunder, it is understood and agreed that this Consent shall not become effective, and Trinity and the Parent shall have

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no rights under this Consent, until the Administrative Agent shall have received (i) executed counterparts to this Consent from Trinity and the Parent; (ii) executed counterparts to this Consent from the Broker/Dealer and the Required Lenders; (iii) a fully executed copy of the Trinity Consent; (iv) a fully executed copy of that certain Supplement No. 1, dated on or about the date hereof, to the Guaranty Agreement dated as of March 3, 2014, by and among the Guarantors party thereto and the Administrative Agent; and (v) reimbursement or payment of its costs and expenses incurred in connection with this Consent to the extent invoiced prior to the date hereof.

4. Representations and Warranties. To induce the Administrative Agent to enter into this Consent, each of the Signing Guarantors represents and warrants to the Administrative Agent:

(a) The execution, delivery and performance of this Consent by such Signing Guarantor are within such Signing Guarantor’s organizational powers and have been duly authorized by all necessary organizational, and if required, shareholder action;

(b) The execution, delivery and performance by such Signing Guarantor of this Consent (i) does not require any consent or approval of, registration or filing with, or any action by, any Governmental Authority, except those as have been obtained or made and are in full force and effect, (ii) will not violate any requirement of Laws applicable to such Signing Guarantor or any judgment, order or ruling of any Governmental Authority and (iii) will not give rise to a right thereunder to require any payment to be made by such Signing Guarantor;

(c) This Consent has been duly executed and delivered for the benefit of or on behalf of such Signing Guarantor and constitutes a legal, valid and binding obligation of such Signing Guarantor, enforceable against such Signing Guarantor in accordance with its terms except as the enforceability hereof may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditors’ rights and remedies in general; and

(d) After giving effect to this Consent, all representations and warranties of such Signing Guarantor set forth in the Guaranty Agreement are true and correct in all material respects (or if such representation or warranty is itself modified by materiality or Material Adverse Effect, it shall be true and correct in all respects) on the date hereof (or if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date), and no Event of Default, Event of Acceleration, Funding Blockage Event or other Trigger Event has occurred and is continuing as of the date hereof.

5. Effect of Consent. Except as set forth expressly herein, all terms of the Guaranty Agreement, after giving effect hereto, and the other Loan Documents shall be and remain in full force and effect and shall constitute the legal, valid, binding and enforceable obligations of each of the Signing Guarantors to the Administrative Agent. The execution, delivery and effectiveness of this Consent shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of the Administrative Agent under the Guaranty Agreement, nor constitute a waiver of any provision of the Guaranty Agreement. This Consent shall constitute a Loan Document for all purposes of the Credit Agreement.

6. Governing Law. This Consent shall be made under, and shall be governed by, the laws of the State of New York in all respects

7. No Novation. This Consent is not intended by the parties to be, and shall not be construed to be, a novation of the Guaranty Agreement or an accord and satisfaction in regard thereto.

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8. Costs and Expenses. Each of the Signing Guarantors hereby reconfirms its obligations pursuant to Section 5.03(a) of the Guaranty Agreement to pay and reimburse the Administrative Agent for all reasonable out-of-pocket incurred (including the actual, reasonable and documented fees, charges and disbursements of counsel for the Administrative Agent in connection with the preparation, negotiation, execution and delivery of this Consent and any other Loan Documents, in each case, in accordance with Section 5.03(a) of the Guaranty Agreement.

9. Counterparts. This Consent may be executed by one or more of the parties hereto in any number of separate counterparts, each of which shall be deemed an original and all of which, taken together, shall be deemed to constitute one and the same instrument. Delivery of an executed counterpart of this Consent by facsimile transmission or by electronic mail in pdf form shall be as effective as delivery of a manually executed counterpart hereof.

10. Binding Nature. This Consent shall be binding upon and inure to the benefit of the parties hereto, their respective successors, successors-in-titles, and assigns.

11. Entire Understanding. This Consent sets forth the entire understanding of the parties with respect to the matters set forth herein, and shall supersede any prior negotiations or agreements, whether written or oral, with respect thereto.

[Signature Pages To Follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Consent to be duly executed by their respective authorized officers as of the day and year first above written.

SIGNING GUARANTORS:

SIGNED AND DELIVERED for and on behalf of and as the deed of
WILLIS GROUP HOLDINGS PUBLIC LIMITED COMPANY, as Parent, by its lawfully appointed attorney	/s/ John T. Greene
in the presence of:	Name:	John T. Greene
	Title:	Chief Financial Officer

/s/ Alistair C. Peel
(Witness’ Signature)
51 Lime Street
London EC3M 7DQ
(Witness’ Address)

Company Secretary
(Witness’ Occupation)

[Signature Page to Consent to WSI Guaranty Agreement]

TRINITY ACQUISITION LIMITED

By:	/s/ Stephen Wood
	Name:	Stephen Wood
	Title:	Director

[Signature Page to Consent to WSI Guaranty Agreement]

LENDERS:

SUNTRUST BANK, individually and as Administrative Agent

By:	/s/ Paula Mueller
Name:	Paula Mueller
Title:	Director

Barclays Bank PLC, as a Lender

By:	/s/ Samuel Coward
Name:	Samuel Coward
Title:	Assistant Vice President

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., as a Lender

By:	/s/ Glenn Schuermann
Name:	Glenn Schuermann
Title:	Director

Bank of America, N.A., as a Lender

By:	/s/ Derek Miller
Name:	Derek Miller
Title:	Vice President

MANUFACTURERS AND TRADERS TRUST COMPANY, as a Lender

By:	/s/ Ramal Moreland
Name:	Ramal Moreland
Title:	Vice President

BMO HARRIS BANK N.A., as a Lender

By:	/s/ Debra Basler
Name:	Debra Basler
Title:	Managing Director

[Signature Page to Consent to WSI Guaranty Agreement]

THE ROYAL BANK OF SCOTLAND PLC, as a Lender

By:	/s/ Andrew Roberts
Name:	Andrew Roberts
Title:	Director

SCOTIABANK (IRELAND) LIMITED, as a Lender

By:	/s/ Clive Sinnamon	/s/ Sue Foster

Name:	Clive Sinnamon	Sue Foster
Title:	Director	CEO

Lloyds Bank plc, as a Lender

By:	/s/ Erin Doherty
Name:	Erin Doherty
Title:	Assistant Vice President D006

By:	/s/ Daven Popat
Name:	Daven Popat
Title:	Senior Vice President P003

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Lender

By:	/s/ Michelle S. Dagenhart
Name:	Michelle S. Dagenhart
Title:	Director

[Signature Page to Consent to WSI Guaranty Agreement]

EXHIBIT A

TERM SHEET

EXHIBIT A

SUMMARY OF TERMS AND CONDITIONS

TOWERS WATSON DELAWARE INC.

$340 MILLION SENIOR UNSECURED CREDIT FACILITY

Unless otherwise defined herein, capitalized terms shall have the same meanings as specified therefor in the Commitment Letter to which this Exhibit A is attached.

BORROWER:	Towers Watson Delaware Inc., a Delaware corporation (the “Borrower”).

GUARANTORS:	The obligations of the Borrower under the Senior Credit Facility (defined below) and any treasury management, interest protection or other hedging arrangements entered into with a Lender (or any affiliate thereof) will be guaranteed by each existing and future domestic subsidiary of the Borrower (collectively, the “Guarantors” and together with the Borrower, the “Loan Parties”). All guarantees will be guarantees of payment and not of collection.

ADMINISTRATIVE AGENT:	Bank of America, N.A. (“Bank of America”) will act as sole administrative agent (the “Administrative Agent”).

LEAD ARRANGERS AND BOOKRUNNERS:	Merrill Lynch, Pierce, Fenner & Smith Incorporated (or any of its affiliates) and J.P. Morgan Securities LLC (or any of its affiliates) will act as joint lead arrangers and bookrunners (the “Lead Arrangers”).

LENDERS:	A syndicate of financial institutions (including Bank of America) arranged by the Lead Arrangers, which institutions shall be acceptable to the Borrower and the Administrative Agent (collectively, the “Lenders”).

SENIOR CREDIT FACILITY:	A four-year delayed draw term loan facility in the initial aggregate principal amount of $340 million (the “Senior Credit Facility”), all of which will be drawn in a single draw on the Funding Date (defined below) during the Availability Period (defined below), subject to the “CONDITIONS PRECEDENT TO FUNDING” set forth below, with any undrawn commitments being terminated after the single draw of the term loan facility on the Funding Date.

PURPOSE:	The proceeds of the Senior Credit Facility shall be used solely to finance a special dividend by the Borrower to Towers Watson & Co., a Delaware corporation and the indirect owner of 100% of the equity interests of the Borrower (the “Parent”), for further distribution to the shareholders of the Parent in connection with, but prior to giving effect to, the merger (the “Merger”) of a subsidiary of Willis Group Holdings plc (“Willis”)

with the Parent or an affiliate of the Parent (the “Special Dividend”). The amount of the drawing of the Senior Credit Facility on the Funding Date shall not exceed the amount of the Special Dividend.

CLOSING DATE:	The execution of definitive loan documentation and the satisfaction of the “CONDITIONS PRECEDENT TO CLOSING” below, to occur on or before November 30, 2015 (the “Closing Date”).

AVAILABILITY PERIOD:	The period from and after the Closing Date to the earlier of (a) March 31, 2016, (b) the termination of the definitive documentation related to the Merger without the consummation of the Merger and (c) the termination of the commitments of the Lenders with respect to the Senior Credit Facility as set forth in the loan documentation therefor (the “Availability Period”).

INTEREST RATES:	As set forth in Addendum I.

MATURITY:	The Senior Credit Facility shall be subject to repayment according to the Scheduled Amortization (defined below), with the final payment of all amounts outstanding, plus accrued and unpaid interest, being due four years after the Funding Date.

SCHEDULED AMORTIZATION:	The Senior Credit Facility will be subject to quarterly amortization of principal in an amount equal to 6.25% of the initial principal amount of the Senior Credit Facility drawn on the Funding Date per quarter, subject to adjustment for optional prepayments thereof (the “Scheduled Amortization”).

OPTIONAL PREPAYMENTS:	The Borrower may prepay the Senior Credit Facility in whole or in part at any time without premium or penalty, subject to reimbursement of the Lenders’ breakage and redeployment costs in the case of prepayment of LIBOR borrowings (other than on a date scheduled for interest payments). Each such prepayment shall be applied to the principal installments thereof as directed by the Borrower.

SECURITY:	Unsecured.

DOCUMENTATION PRINCIPLES:	Consistent with that certain Term Loan Credit Agreement dated as of June 1, 2012 by and among the Parent, as the borrower, Bank of America (defined below), as the administrative agent, and the lenders and other parties from time to time party thereto (as amended through the date of the Commitment Letter to which this Exhibit A is attached, the “Existing Credit Agreement”), subject to adjustments to be mutually agreed to the extent reasonably necessary (a) to reflect the Administrative Agent’s current policies and procedures, including policies concerning market standards, and (b) as applicable, to give effect to the Merger and the capital structure and operations of the Borrower and its subsidiaries after giving effect to the Merger and the related transactions and financings anticipated to occur in connection therewith (collectively, the “Documentation Principles”).

CONDITIONS PRECEDENT TO CLOSING:	The closing of the Senior Credit Facility, and the occurrence of the Closing Date, will be subject to satisfaction of the conditions precedent deemed appropriate by the Administrative Agent and the Lenders and (except as otherwise set forth below) substantially in compliance with the Documentation Principles, including, but not limited to, the following:

(i)      The negotiation, execution and delivery of definitive documentation with respect to the Senior Credit Facility satisfactory to the Borrower, the Lead Arrangers, the Administrative Agent and the Lenders.

(ii)     All accrued and unpaid fees and expenses of the Lead Arrangers, the Administrative Agent and the Lenders (including the fees and expenses of counsel (including any local counsel) for the Administrative Agent and the Lead Arrangers) required by the Commitment Letter and the Fee Letter to be paid on or prior to the Closing Date shall have been paid, to the extent invoiced prior to the Closing Date.

(iii)    The Lenders shall have received reasonably satisfactory opinions of counsel to the Borrower and the Guarantors (which shall cover, among other things, authority, legality, validity, binding effect and enforceability of the documents for the Senior Credit Facility, subject to usual and customary assumptions, qualifications and exceptions) and of appropriate local counsel and such corporate resolutions, certificates and other documents as the Lenders shall reasonably require, in each case substantially comparable with those delivered in connection with the Existing Credit Agreement.

(iv)    Receipt of all governmental, shareholder and third party consents and approvals necessary or, in the opinion of the Administrative Agent, desirable in connection with the Senior Credit Facility and, to the extent applicable at such time, other transactions contemplated hereby.

(v)     No law or regulation shall be applicable, which in the reasonable judgment of the Administrative Agent could restrain, prevent or impose any material adverse conditions on the Borrower and its subsidiaries or that could seek or threaten any of the foregoing.

(vi)    There shall not have occurred since June 30, 2015 any event or condition that has had or could be reasonably expected, either individually or in the aggregate, to have a Material Adverse Effect. “Material Adverse Effect” means (A) a material adverse change in, or a material adverse effect on, the operations, business, assets, properties, liabilities (actual or contingent) or condition (financial or otherwise) of the Borrower and its subsidiaries, taken as a whole; (B) a material impairment of the rights and remedies of the Administrative Agent or any Lender under any loan documentation, or of the ability of the Borrower or any Guarantor to perform its obligations under any loan documentation to which it is a party; or (C) a material adverse effect upon the legality, validity, binding effect or enforceability against the Borrower or any Guarantor of any loan documentation to which it is a party.

(vii)   The absence of any action, suit, investigation or proceeding pending or, to the knowledge of the Borrower, threatened in writing in any court or before any arbitrator or governmental authority that could reasonably be expected to (A) have a Material Adverse Effect or (B) materially delay or alter the terms of the Senior Credit Facility.

(viii)  Receipt by the Administrative Agent and the Lenders within a reasonable time prior to the Closing Date of evidence that, to the best information of the Borrower at the time, the Borrower would be in compliance, on a pro forma basis described below, with the financial covenants set forth in clause (c) of the section entitled “COVENANTS” below as of the last day of the fiscal quarter of the Borrower most recently then ended, as if the Funding Date (defined below), the Merger and the other transactions to occur in connection with the Merger occurred at such time. Such measurement shall be made pro forma (to the knowledge of the Borrower) for (A) the incurrence of the Senior Credit Facility (as if the Funding Date were occurring on the Closing Date), (B) the repayment and incurrence of any other indebtedness expected at the time to occur on or prior to the Funding Date or in connection with the Merger and (C) the capital structure of the Borrower and its subsidiaries expected to be in place after giving effect to the Funding Date and the Merger (including any amendments to any indebtedness of Willis, the Parent, the Borrower or any of their respective subsidiaries to be entered into in connection with the Merger).

(ix)    There shall have been, since the date of the Commitment Letter, no changes to the documentation relating to the Merger that could reasonably be expected to be adverse to any material interests of the Administrative Agent, the Lead Arrangers and the Lenders, without the consent of the Administrative Agent, the Lead Arrangers and the Lenders, and such documentation shall remain in full force and effect.

(x) As of the Closing Date, the Parent indirectly owns 100% of the issued and outstanding equity interests of the Borrower.

(xi) The receipt by the Administrative Agent and the Lenders, in each case reasonably satisfactory to them, of (A) audited financial statements for the Parent and its subsidiaries as of, and for the fiscal year ended, June 30, 2015, (B) financial statements of Professional Consultants Insurance Company, Inc. (“PCIC”) and its subsidiaries as of, and for the fiscal year ended, June 30, 2015, (C) audited financial statements of Stone Mountain Insurance Company (“SMIC”) and its subsidiaries as of, and for the fiscal year ended, June 30, 2015, (D) management-prepared balance sheet and statement of income or operations of the Borrower and its subsidiaries as of, and for the fiscal year ended, June 30, 2015, including reconciliations to the audited balance sheet and statement of income or operations of the Parent and its subsidiaries as of such date and for such period, (E) quarterly unaudited financial statements (limited, in the case of the Borrower and its subsidiaries, to an unaudited balance sheet and statement of income or operations) of (I) the Parent and its subsidiaries, (II) PCIC and its subsidiaries, (III) SMIC and its subsidiaries and (IV) the Borrower and its subsidiaries (and including reconciliations to the financial statements of the Parent and its subsidiaries), in each case for each fiscal quarter end after June 30, 2015 but at least 45 days prior to the Closing Date.

(xii) The delivery of such other customary documents, certificates and agreements as the Lead Arrangers, the Administrative Agent and the Lenders may reasonably require.

CONDITIONS PRECEDENT TO FUNDING:	The funding of the sole extension of credit under the Senior Credit Facility (the date thereof, the “Funding Date”) will be subject to satisfaction of the conditions precedent deemed appropriate by the Administrative Agent and the Lenders and (except as otherwise set forth below) substantially in compliance with the Documentation Principles including, but not limited to, the following:

(i) The “CONDITIONS PRECEDENT TO CLOSING” shall have been satisfied on or prior to the Funding Date and the Closing Date shall have occurred.

(ii) The Funding Date shall be during the Availability Period.

(iii)    All of the representations and warranties in the loan documentation shall be true and correct in all material respects (except, if a qualifier relating to materiality, Material Adverse Effect or a similar concept applies, such representation or warranty shall be required to be true and correct in all respects) as of the Funding Date, except to the extent that such representations and warranties relate to an earlier date, in which case they are true and correct as of such date.

(iv) No event of default under the Senior Credit Facility or incipient default shall have occurred and be continuing, or would result from such extension of credit.

(v)      All accrued and unpaid fees and expenses of the Lead Arrangers, the Administrative Agent and the Lenders (including the fees and expenses of counsel (including any local counsel) for the Administrative Agent and the Lead Arrangers) required by the Commitment Letter, the Fee Letter and/or the definitive documentation to be paid on or prior to the Funding Date shall have been paid, to the extent invoiced prior to such date.

(vi)    Receipt by the Administrative Agent and the Lenders within a reasonable time prior to the Funding Date of evidence that the Borrower is in compliance, on a pro forma basis described below, with the financial covenants set forth in clause (c) of the section entitled “COVENANTS” below as of the last day of the fiscal quarter of the Borrower most recently then ended. Such measurement shall be made pro forma for (A) the incurrence of the Senior Credit Facility, (B) the repayment and incurrence of any other indebtedness to occur on or prior to the Funding Date or in connection with the Merger and (C) the capital structure of the Borrower and its subsidiaries after giving effect to the Merger (including any amendments to any indebtedness of Willis, the Parent, the Borrower or any of their respective subsidiaries to be entered into in connection with the Merger).

(vii)   The Administrative Agent and the Lenders shall be reasonably satisfied that the entering into and funding of the Senior Credit Facility, the related use of proceeds of the Senior Credit Facility, the consummation of the Merger and the related transactions to occur in connection with the foregoing will not, based on the best information available to the Borrower at such time, result in a default under any material indebtedness of Willis and its subsidiaries (including the Parent and its subsidiaries, and including the existing senior credit facilities of Willis and of the Parent) in place or expected to be in place after giving effect to the Funding Date, the Merger and the related transactions.

(viii)  There shall have been, since the date of the Commitment Letter, no amendments to, or consents or waivers of the terms and conditions of, the documentation relating to the Merger that could, in any such case, reasonably be expected to be adverse to any material interests of the Administrative Agent, the Lead Arrangers and the Lenders, without the consent of the Administrative Agent, the Lead Arrangers and the Lenders, such documentation shall remain in full force and effect, and the Lenders shall have received a certification from a responsible officer of the Parent and the Borrower that the Merger is reasonably expected to be consummated within five business days after the Funding Date.

(ix) As of the Funding Date, the Parent directly or indirectly owns 100% of the issued and outstanding equity interests of the Borrower.

(x)     The delivery of such other customary documents, certificates and agreements as the Lead Arrangers, the Administrative Agent and the Lenders may reasonably require (including a customary borrowing notice).

REPRESENTATIONS AND WARRANTIES:	Usual and customary for transactions of this type, substantially in compliance with the Documentation Principles, including, without limitation, the following (but subject to exceptions, qualifications, baskets and materiality thresholds to be negotiated): (i) legal existence, qualification and power; (ii) due authorization and no contravention of applicable law, contracts or organizational documents; (iii) governmental and third party approvals and consents; (iv) enforceability; (v) accuracy and completeness of specified financial statements and other information and no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect; (vi) no material litigation; (vii) no default; (viii) title to property (including disclosure of liens, properties, leases and investments); (ix) insurance matters; (x) environmental matters; (xi) tax matters; (xii) ERISA compliance; (xiii) identification of subsidiaries, equity interests and loan parties; (xiv) use of proceeds and not engaging in business of purchasing/carrying margin stock; (xv) status under Investment Company Act; (xvi) accuracy of disclosure; (xvii) compliance with laws; (xviii) intellectual property; and (xix) OFAC and anti-corruption.

COVENANTS:	Usual and customary for transactions of this type, substantially in compliance with the Documentation Principles, including, without limitation, the following (but subject to exceptions, qualifications, baskets and materiality thresholds to be negotiated) applicable to the Borrower and its subsidiaries:

(a) Affirmative Covenants - (i) delivery of annual audited and quarterly unaudited financial statements of the Borrower and its subsidiaries (provided that in the event that the Merger occurs and the Borrower’s fiscal year end changes to December 31st, the first delivery of audited financial statements for the Borrower and its subsidiaries shall be for the fiscal year ending December 31, 2016); (ii) delivery of certificates and other information; (iii) delivery of notices (of certain material events, including any default, Material Adverse Effect, ERISA event or material change in accounting or financial reporting practices); (iv) payment of obligations; (v) preservation of existence; (vi) maintenance of properties; (vii) maintenance of insurance; (viii) compliance with laws; (ix) maintenance of books and records; (x) inspection rights; and (xi) covenant to guarantee obligations. In addition, in the event that the Funding Date occurs but the definitive documentation related to the Merger is terminated without the consummation of the Merger, then promptly after such termination (and in any event within ten business days thereafter, which such date may be extended by the Administrative Agent in its discretion), the Parent and each of its domestic subsidiaries that is not a Guarantor shall join as a Guarantor of the Senior Credit Facility and the covenants and related provisions of the definitive documentation shall thereafter apply to the Parent and its subsidiaries (rather than the Borrower and its subsidiaries).

(b) Negative Covenants - Restrictions on (i) liens; (ii) indebtedness, (including guarantees and other contingent obligations); (iii) acquisitions; (iv) mergers and other fundamental changes; (v) sales and other dispositions of property or assets; (vi) payments of dividends and other distributions (with the ability to pay dividends and distributions, or to make repurchases or redemptions, in cash in the absence of a Default and subject to pro forma compliance with the Total Leverage Ratio); (vii) changes in the nature of business; (viii) transactions with affiliates; (ix) burdensome agreements; (x) use of proceeds including not in violation of Sanctions or Anti-corruption; and (xi) changes in accounting policies or reporting practices;

provided that:

(A) with respect to the restriction on indebtedness, the definitive documentation for the Senior Credit Facility shall:

•       prohibit the Borrower or any of its subsidiaries from guaranteeing, or otherwise providing credit support for, any indebtedness of Willis and its subsidiaries (other than of the Borrower and its subsidiaries);

•       permit unlimited indebtedness owing by (x) a Loan Party to another Loan Party, (y) a non-Loan Party subsidiary of the Borrower to the Borrower or another subsidiary of the Borrower and (z) a Loan Party to a non-Loan subsidiary of the Borrower so long as the obligations of the Loan Party are subordinated to the Senior Credit Facility;

•       permit up to $50 million of indebtedness of the Borrower and its subsidiaries at any time outstanding owing to persons other than the Borrower or a subsidiary of the Borrower, so long as (i) no Default has occurred and is continuing, or would result therefrom, and (ii) the Borrower and its subsidiaries are in pro forma compliance with financial covenants after giving effect to such indebtedness and the use of proceeds thereof; and

• permit up to $150 million of unsecured indebtedness of the Borrower and its subsidiaries at any time outstanding owing to Willis and/or subsidiaries of

Willis (other than the Borrower or a subsidiary of the Borrower), so long as (i) no Default has occurred and is continuing, or would result therefrom, (ii) the Borrower and its subsidiaries are in pro forma compliance with financial covenants after giving effect to such indebtedness and the use of proceeds thereof, (iii) such indebtedness has a maturity date not earlier than 91 days after the maturity date of the Senior Credit Facility and is not callable by the lender of such indebtedness prior to such maturity and (iv) such indebtedness is contractually subordinated in right of payment to the obligations under the Senior Credit Facility in a manner reasonably satisfactory to the Administrative Agent (it being understood that the Borrower or applicable subsidiary may voluntarily prepay such indebtedness so long as no Default has occurred and is continuing or other blockage event has occurred under the applicable subordination provisions); and

(B)   with respect to the restriction on asset dispositions, the definitive documentation for the Senior Credit Facility shall replace Sections 7.05(d) and (g) of the Existing Credit Agreement with provisions permitting:

• unlimited dispositions by (x) a Loan Party to another Loan Party or (y) a non-Loan Party subsidiary of the Borrower to the Borrower or any subsidiary of the Borrower; and

•       dispositions by (A) the Borrower and its subsidiaries to persons other than the Borrower or a subsidiary of the Borrower and/or (B) Loan Parties to non-Loan Party subsidiaries of the Borrower, in each case so long as the aggregate assets disposed during the term of the Senior Credit Facility do not (x) constitute more than 25% of the consolidated total assets of the Borrower and its subsidiaries, (y) generate more than 25% of the consolidated revenue of the Borrower and its subsidiaries or (z) generate more than 25% of the consolidated EBITDA of the Borrower and its subsidiaries (in each case, measured based on the Borrower’s balance sheet and income statement as of June 30, 2015), and so long as (i) no Default has occurred and is continuing at the time of such disposition, or would result therefrom, and (ii) the Borrower and its subsidiaries are in pro forma compliance with the financial covenants after giving effect to such disposition and the use of proceeds thereof.

(c) Financial Covenants – Consisting of the following:

• Minimum Interest Coverage Ratio (consolidated EBITDA to consolidated interest expense) of 3.00 to 1.00.

• Maximum Total Leverage Ratio (consolidated total debt to consolidated EBITDA) of 2.50 to 1.00.

Each of the ratios referred to above will be calculated on a consolidated basis for the Borrower and its subsidiaries for each consecutive four fiscal quarter period, and the component definitions relating thereto will be mutually agreed to in the definitive loan documentation (expected to be substantially the same as the Existing Credit Agreement, but with adjustment for measurement being for the Borrower and its subsidiaries).

EVENTS OF DEFAULT:	Usual and customary in transactions of this type, substantially in compliance with the Documentation Principles, including, without limitation, the following (but subject to exceptions, qualifications, baskets and materiality thresholds, as well as cure periods, to be negotiated): (i) nonpayment of principal, interest, fees or other amounts; (ii) failure to perform or observe covenants set forth in the loan documentation within a specified period of time, where customary and appropriate, after such failure; (iii) any representation or warranty proving to have been incorrect in any material respect when made or confirmed (except, if a qualifier relating to materiality, Material Adverse Effect or a similar concept applies, such representation or warranty was incorrect in any respect when made or confirmed); (iv) cross-default to other indebtedness, including indebtedness of the Parent and its subsidiaries and, if the Merger occurs, of Willis and its subsidiaries, in each case in an amount to be agreed; (v) bankruptcy and insolvency defaults (with grace period for involuntary proceedings); (vi) inability to pay debts; (vii) monetary judgment defaults in an amount to be agreed and material nonmonetary judgment defaults; (viii) material ERISA defaults; (ix) actual or asserted invalidity or impairment of any loan documentation; and (x) change of control.

ASSIGNMENTS AND PARTICIPATIONS:	Assignments: Subject to the consents described below (which consents will not be unreasonably withheld or delayed), each Lender will be permitted to make assignments to other financial institutions in a minimum amount equal to $1 million.

Consents: The consent of the Borrower will be required unless (i) an Event of Default has occurred and is continuing or (ii) the assignment is to a Lender, an affiliate of a Lender or an Approved Fund (as such term shall be defined in the loan documentation). The consent of the Administrative Agent will be required for any assignment to an entity that is not a Lender, an affiliate of such Lender or an Approved Fund in respect of such Lender. The Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof.

Assignments Generally: An assignment fee in the amount of $3,500 will be charged with respect to each assignment unless waived by the Administrative Agent in its sole discretion. Each Lender will also have the right, without consent of the Borrower or the Administrative Agent, to assign as security all or part of its rights under the loan documentation to any Federal Reserve Bank.

Participations: Lenders will be permitted to sell participations with voting rights limited to significant matters such as changes in amount, rate, maturity date and releases of all or substantially all of the value of the guaranties of the Borrower’s obligations made by the Guarantors.

WAIVERS AND AMENDMENTS:	Amendments and waivers of the provisions of the loan agreement and other definitive credit documentation will require the approval of Lenders holding loans and commitments representing more than 50% of the aggregate amount of the loans and commitments under the Senior Credit Facility (the “Required Lenders”), except that (a) the consent of each Lender shall be required with respect to (i) the waiver of certain conditions precedent to the initial credit extension under the Senior Credit Facility, (ii) the amendment of certain of the pro rata sharing provisions, (iii) the amendment of the voting percentages of the Lenders, and (iv) the release of all or substantially all of the value of the guaranties of the Borrower’s obligations made by the Guarantors, and (b) the consent of each Lender affected thereby shall be required with respect to (i) increases or extensions in the commitment of such Lender, (ii) reductions of principal, interest or fees, and (iii) extensions of scheduled maturities or times for payment.

INDEMNIFICATION:	The Borrower will indemnify and hold harmless the Administrative Agent, the Lead Arrangers, each Lender and each of their affiliates and their respective officers, directors, employees, agents, advisors and other representatives (each an “Indemnified Party”) from and against (and will reimburse each Indemnified Party as the same are incurred for) any and all claims, damages, losses, liabilities and documented out-of-pocket fees expenses (including, without limitation, the reasonable fees, disbursements and other charges of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) the Senior Credit Facility, or any use made or proposed to be made with the proceeds thereof, except to the extent such claim, damage, loss, liability or expense is found in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence, willful misconduct or breach in bad faith of the Senior Credit Facility. In the case of an investigation, litigation or proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the Borrower, its equity holders or creditors or an Indemnified Party, whether or not an Indemnified Party is otherwise a party thereto and whether or not any aspect of the Senior Credit Facility is consummated. In addition, no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Borrower or its subsidiaries or affiliates or to its equity holders or creditors arising out of, related to or in connection with any aspect of the Senior Credit Facility, except to the extent of direct, as opposed to special, indirect, consequential or punitive, damages determined in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence, willful misconduct or breach in bad faith of the Senior Credit Facility. This indemnification shall survive and continue for the benefit of all such persons or entities.

GOVERNING LAW:	State of New York.

PRICING/FEES/EXPENSES:	As set forth in Addendum I.

OTHER:	Each of the parties shall (i) waive its right to a trial by jury and (ii) submit to nonexclusive New York jurisdiction. The final documentation of the Senior Credit Facility shall include increased cost, withholding tax, capital adequacy and yield protection provisions, as well as provisions reflecting the Administrative Agent’s policy concerning market standards (including but not limited to, provisions regarding defaulting lenders), in each case substantially in compliance with the Documentation Principles.

ADDENDUM I

PRICING, FEES AND EXPENSES

INTEREST RATES:	At the Borrower’s option, any loan under the Senior Credit Facility will bear interest at a rate equal to (i) LIBOR plus the Applicable Margin, as determined in accordance with the Performance Pricing grid set forth below or (ii) the Base Rate (to be defined as the highest of (a) the Bank of America prime rate, (b) the Federal Funds rate plus .50% and (c) the one month LIBOR plus 1.00%) plus the Applicable Margin; provided that in no event shall LIBOR be less than 0%.

The Borrower may select interest periods of one, two, three or six months for LIBOR loans, subject to availability. Interest shall be payable at the end of the selected interest period, but no less frequently than quarterly.

During the continuance of any default under the loan documentation, the Applicable Margin on obligations owing under the loan documentation shall increase by 2.00% per annum (subject, in all cases other than a default in the payment of principal when due, to the request of the Required Lenders).

TICKING FEE:	The Borrower will pay a fee (the “Ticking Fee”), for the pro rata account of each Lender, equal to 0.175% times the aggregate principal amount of the Senior Credit Facility commencing on the date that is thirty days after the Closing Date to and including the earlier of the Funding Date or the termination of the Availability Period without the occurrence of the Funding Date. The Ticking Fee is payable quarterly in arrears, commencing on the first quarterly payment date to occur after the Closing Date, and on the earlier of the Funding Date or the termination of the Availability Period without the occurrence of the Funding Date.

PERFORMANCE PRICING:	The Applicable Margin for LIBOR Loans and the Applicable Margin for Base Rate Loans, for any fiscal quarter, shall be the applicable rate per annum set forth in the table below opposite the Total Leverage Ratio determined as of the last day of the immediately preceding fiscal quarter.

Pricing Level	Total Leverage Ratio	Applicable Margin for LIBOR Loans (bps)	Applicable Margin for Base Rate Loans
1	Less than 1.00 to 1.00	125.0	25.0
2	Greater than or equal to 1.00 to 1.00 but less than 1.50 to 1.00	150.0	50.0
3	Greater than or equal to 1.50	175.0	75.0

Pricing Level 1 shall apply until delivery of the compliance certificate for the fiscal quarter during which the Funding Date occurs.

CALCULATION OF INTEREST AND FEES:	Other than calculations in respect of Base Rate Loans (which shall be made on the basis of actual number of days elapsed in a 365/366 day year), all calculations of interest and fees shall be made on the basis of actual number of days elapsed in a 360 day year.

COST AND YIELD PROTECTION:	Customary for transactions and facilities of this type, substantially in compliance with the Documentation Principles, including, without limitation, in respect of breakage or redeployment costs incurred in connection with prepayments, changes in capital adequacy and capital requirements or their interpretation, changes in circumstances or law (it being acknowledged that (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “change in law”, regardless of the date enacted, adopted or issued), illegality, unavailability, reserves without proration or offset and payments free and clear of withholding or other taxes.

EXPENSES:	The Borrower will pay all reasonable and documented out-of-pocket fees and expenses (including, but not limited to, (a) the reasonable and documented fees, disbursements and other out-of-pocket charges of McGuireWoods LLP (or any successor thereto), as counsel to the Lead Arrangers and the Administrative Agent, and of special and local counsel to the Lenders retained by the Lead Arrangers or the Administrative Agent and (b) CUSIP fees for registration with the Standard & Poor’s CUSIP Service Bureau), in each case, incurred in connection with the negotiation of the Senior Credit Facility, the syndication thereof and the preparation of the definitive documentation therefor, and with any other aspect of the other transactions contemplated thereby, in each case regardless of whether or not the Senior Credit Facility is closed. The Borrower will also pay all documented out-of-pocket costs and expenses of the Administrative Agent, the Lead Arrangers and each Lender (including, without limitation, the reasonable documented out-of-pocket fees and disbursements of counsel) incurred in connection with the enforcement of any of the loan documentation with respect to the Senior Credit Facility.